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                                                                     EXHIBIT 5


                        [LETTERHEAD OF OGILVY RENAULT]

                                                         May 9, 2000

Securities and Exchange Commission
Division of Corporation Finance
Washington, D.C.  20549

             Re:  Registration Statement on Form S-8 Filed by
                  Gildan Activewear Inc. Relating to its Stock Option Plan

Ladies and Gentlemen:

        We are counsel to Gildan Activewear Inc., a company incorporated under the laws of Canada (hereinafter called the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "1933 Act"), of the Class A Subordinate Voting Shares, without par value (the "Shares"), of the Company issuable under the Gildan Activewear Inc. Stock Option Plan (the "Plan").

        For purposes of this opinion, we have examined originals or copies of the Plan, the Restated Certificate and Articles of Incorporation of the Company, and such other corporate documents and records of the Company as we have deemed relevant and necessary as a basis for this opinion.

        For purposes of this opinion we have assumed the genuineness of all signatures on all documents and the completeness, and the conformity to original documents, of all copies submitted to us and that all representations of fact (other than those opined on below) expressed in or implied by the documents are accurate.

        On the basis of the foregoing, we are of the opinion that the 1,384,444 Shares of the Company, when issued upon the exercise of options granted pursuant to the terms of the Plan, will be validly issued as fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 relating to the Plan.

                                            Very truly yours,

                                            /s/ Ogilvy Renault